THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL NOR DO THEY SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(b)(5)
                                                          SEC FILE NO 333-113313

SUBJECT TO COMPLETION, DATED MARCH 1, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 4, 2004.

TEXTRON INC.
--------------------------------------------------------------------------------
E300,000,000
        % NOTES DUE 2013
--------------------------------------------------------------------------------

We will pay interest on the notes on March   and September   of each year,
beginning on September   , 2005. The notes will mature on March   , 2013.

We may, at our option, redeem the notes in whole or in part at any time at the prices specified under "Description of the Notes--Optional Redemption." In addition, we may, at our option, redeem the notes upon the occurrence of certain events relating to U.S. taxation as described under "Description of the Notes--Redemption upon Tax Event."

Application has been made to list the notes and to have the notes admitted to trading on the Irish Stock Exchange. The listing application is subject to approval by the Irish Stock Exchange.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                                                              PER NOTE    TOTAL
Public offering price                                               %    E
Underwriting discounts and commissions                              %    E
Proceeds, before expenses, to us                                    %    E

The public offering price set forth above does not include accrued interest, if
any, from March   , 2005.

The underwriters expect to deliver the notes in book-entry form through the
facilities of Clearstream, Luxembourg and Euroclear on March   , 2005.
                          JOINT BOOK-RUNNING MANAGERS
DEUTSCHE BANK                                                           JPMORGAN
                               SENIOR CO-MANAGERS
BANC OF AMERICA                                                   SG CORPORATE &
SECURITIES LIMITED                                            INVESTMENT BANKING
                                  CO-MANAGERS
HSBC                                                       MITSUBISHI SECURITIES
March   , 2005.

     The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Offering Restrictions" in this prospectus supplement.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                          ----------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

About this Prospectus Supplement............................   S-4
Textron.....................................................   S-5
Risk Factors................................................   S-9
Use of Proceeds.............................................  S-13
Selected Financial Data.....................................  S-14
Capitalization and Indebtedness.............................  S-16
Ratio of Income to Fixed Charges............................  S-17
Exchange Rate Information...................................  S-18
Board of Directors of Textron...............................  S-19
Description of the Notes....................................  S-20
Book-Entry Issuance.........................................  S-26
Certain U.S. Federal Tax Consequences.......................  S-30
Underwriting................................................  S-35
Offering Restrictions.......................................  S-37
Legal Matters...............................................  S-38
Listing and General Information.............................  S-39
Where You Can Find More Information.........................  S-40

                                   PROSPECTUS

About this Prospectus.......................................    1
Textron.....................................................    1
Risk Factors................................................    2
Use of Proceeds.............................................    5
Description of Capital Stock................................    5
Description of Debt Securities..............................   10
Plan of Distribution........................................   16
Legal Opinions..............................................   17
Experts.....................................................   17
Where You Can Find More Information.........................   17

                          ----------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement supplements the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings up to an aggregate total initial public offering price of U.S.$2,000,000,000, or its equivalent, based on the applicable exchange rate at the time of sale, if we issue debt securities with principal amounts denominated in one or more foreign currencies or currency units. The accompanying prospectus provides you with a general description of these securities, and this prospectus supplement contains specific information about the terms of this offering of notes.

     This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to under "Where You Can Find Additional Information" and "Listing and General Information" in this prospectus supplement.

     References in this prospectus and the prospectus supplement to "Textron," "we," "us," "our" and "our company" are to Textron Inc. and, as applicable, its subsidiaries. When we refer to the "notes" in this prospectus supplement, we mean the notes being offered by this prospectus supplement, unless we state otherwise.

     We accept responsibility for the information contained in this prospectus supplement and the accompanying prospectus. To the best of our knowledge and belief, the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

                                    TEXTRON

GENERAL

     We are a global, multi-industry company with operations in five business segments--Bell, Cessna, Fastening Systems, Industrial and Finance. Our products include: light and mid-size business jets, turboprop and piston-powered aircraft, commercial and military helicopters, engineered fastening systems, wire and cable installation and maintenance tools, golf cars and utility vehicles, turf-care equipment, aerospace and defense systems, plastic fuel tanks, industrial pumps and gears and other industrial products. We also are a leading commercial finance company for select markets. Our business segments include operations that are unincorporated divisions of Textron Inc. or its subsidiaries and others that are separately incorporated subsidiaries.

     Our financings are conducted through two borrowing groups: Textron Manufacturing and Textron Finance. This framework is designed to enhance Textron's borrowing power by separating the Finance segment. Textron Manufacturing consists of Textron Inc., the parent company, consolidated with the entities that operate in the Bell, Cessna, Fastening Systems and Industrial business segments. Textron Finance consists of Textron's wholly-owned commercial finance subsidiary Textron Financial Corporation, consolidated with its subsidiaries, which are the entities through which Textron operates its Finance segment. Textron Finance finances its operations by borrowing from its own group of external creditors.

BELL SEGMENT

     The Bell segment is comprised of Bell Helicopter and Textron Systems.

BELL HELICOPTER

     Bell Helicopter is one of the largest suppliers of helicopters, tiltrotors, and helicopter-related spare parts and services in the world. Bell Helicopter manufactures for both military and commercial applications. A commercial tiltrotor model is also in development. Bell Helicopter's revenues accounted for approximately 16%, 18% and 16% of our total revenues in 2004, 2003 and 2002, respectively.

     Bell Helicopter supplies advanced military helicopters and support (including spare parts, support equipment, technical data, trainers, pilot and maintenance training, component repairs, aircraft modifications, contractor maintenance and field and product support engineering services) to the U.S. Government and to military customers outside the U.S. Bell Helicopter is one of the leading suppliers of helicopters to the U.S. Government and, in association with The Boeing Company, the only supplier of military tiltrotors. Bell Helicopter is teamed with The Boeing Company to develop, produce and support the V-22 Osprey tiltrotor aircraft for the U.S. Department of Defense. Tiltrotor aircraft are designed to provide the benefits of both helicopters and fixed-wing aircraft.

     Bell Helicopter is a member of Bell/Agusta Aerospace Company, L.L.C., a joint venture with Agusta, a leading helicopter manufacturer based in Italy, for the design, manufacture, sale and customer support of a new medium twin-engine helicopter, the AB139, and a commercial tiltrotor, the BA609.

     Bell Helicopter and AgustaWestland North America, Inc. formed the AgustaWestlandBell Limited Liability Company, or AWB LLC, in January 2004 for the joint design, development, manufacture, sale, customer training and product support of the US101 helicopter and certain variations and derivatives thereof, to be offered and sold to departments or agencies of the U.S. government. On January 28, 2005, Lockheed Martin, with AWB LLC as its principal subcontractor, was selected to design, develop, manufacture and support the Presidential helicopter for the U.S. Marine Corps Marine 1 Helicopter Squadron
(VXX) Program.

TEXTRON SYSTEMS

     Textron Systems is a primary supplier to the defense and aerospace markets. Textron Systems manufactures "smart" weapons, airborne and ground-based surveillance systems, aircraft landing systems, hovercraft, search and rescue vessels, armored vehicles and turrets, reciprocating piston aircraft engines, and aircraft and missile control actuators, valves and related components. Textron Systems is involved in supplying the U.S. Air Force with some of its premier smart weapons as prime contractor for the Sensor Fuzed Weapon (SFW) and is a subcontractor to The Boeing Company for tail actuation systems on the Joint Direct Attack Munition (JDAM). Textron Systems also holds a primary systems integrator role on the U.S. Army's Future Combat System for unattended ground systems and sensors. While Textron Systems sells most of its products directly to U.S. customers, it also sells an increasing number of products in over 35 other countries through a growing, global network of sales representatives and distributors.

CESSNA SEGMENT

     Based on unit sales, Cessna Aircraft Company is the world's largest manufacturer of general aviation aircraft. Cessna currently has four major product lines: Citation business jets, single engine turboprop Caravans, Cessna single engine piston aircraft and after-market services. Cessna's revenues accounted for approximately 24%, 23% and 31% of our total revenues in 2004, 2003 and 2002, respectively.

     Cessna markets its products worldwide primarily through its own sales force, as well as through a network of authorized independent sales representatives, depending upon the product line. Cessna has several competitors in the business jet market. Cessna's aircraft compete with other aircraft that vary in size, speed, range, capacity, handling characteristics and price.

FASTENING SYSTEMS SEGMENT

     Our Fastening Systems segment, Textron Fastening Systems, or TFS, offers a full range of fastening technologies--which include fasteners, engineered assemblies and automation equipment--to global customers in the aerospace, automotive, computer, construction, electronics, electrical equipment, industrial equipment, non-automotive transportation, telecommunications and white good markets. Its customers are global and regional original equipment manufacturers, contract producers, component manufacturers and distributors. TFS provides products, services and solutions that simplify manufacturing processes and maximize efficiencies resulting in lower total system costs to its customers. Revenues of TFS accounted for approximately 19%, 18% and 16% of our total revenues in 2004, 2003 and 2002, respectively.

     TFS produces engineered threaded fasteners, fastening automation and installation tools, cold formed components, engineered and laser welded assemblies, blind fastening systems and metal stampings. TFS's Full Service Provider approach integrates its product offering with such supply chain management services as vendor managed inventory programs, plant provider programs and global sourcing. TFS provides a wide range of design and engineering services to its customers, and also derives a portion of its revenue from licensing selected intellectual property assets to third parties.

INDUSTRIAL SEGMENT

     The Industrial Segment is comprised of our E-Z-GO, Jacobsen, Kautex, Greenlee and Fluid & Power businesses.

E-Z-GO

     E-Z-GO designs, manufactures and sells golf cars and off-road utility vehicles powered by electric and internal combustion engines under the E-Z-Go name, as well as multipurpose utility vehicles under the E-Z-Go and Cushman brand names.

     E-Z-GO's commercial customers consist primarily of golf courses, resort communities and municipalities, as well as commercial and industrial users such as airports and factories. E-Z-GO's off-road utility vehicles and golf cars are also sold into the consumer market. Sales are made through a network of distributors and directly to end-users. Many of E-Z-GO's sales are financed through Textron Financial Corporation.

JACOBSEN

     Jacobsen designs, manufactures and sells professional turf maintenance equipment, lawn care machinery and specialized industrial vehicles. Major brand names include Ransomes, Jacobsen, Cushman, Ryan, Steiner, Brouwer, Bunton and Bob-Cat.

     Jacobsen's commercial customers consist primarily of golf courses, resort communities and municipalities, as well as commercial and industrial users such as airports, factories and professional lawn care services. Sales are made through a network of distributors and directly to end-users. Many sales are financed through Textron Financial Corporation.

KAUTEX

     Kautex, headquartered in Bonn, Germany, is a leading global manufacturer of blow-molded fuel systems and other blow-molded parts for automobile original equipment manufacturers and other industrial customers. Kautex also produces metal fuel systems and engine camshafts for the automotive market and automatic assembly machines and systems, perishable tools and abrasives, and hydraulic components for industrial markets. In Germany, Kautex produces plastic containers and sheeting for household and industrial uses.

     Revenues of Kautex accounted for approximately 15%, 15% and 12% of our total revenue in 2004, 2003 and 2002, respectively.

GREENLEE

     Greenlee consists of Greenlee, Klauke and Tempo. These components manufacture powered equipment, electrical test and measurement instruments, hand and hydraulic powered tools, and electrical and fiber optic connectors under the Greenlee, Fairmont, Klauke and Tempo brand names. The products are principally used in the electrical construction and maintenance, telecommunications and plumbing industries, and are distributed through a global network of sales representatives and distributors, and also directly to home improvement retailers and original equipment manufacturers.

FLUID & POWER

     Fluid & Power consists of four business units: Engineered Products, Hydrocarbon Processing Products, Polymer Systems and Standard Products. Engineered Products manufactures and designs industrial gears, mechanical and hydraulic transmission systems, gear motors, and gear sets under the David Brown brand name. Hydrocarbon Processing Products designs and manufactures industrial pumps for the oil, gas, petrochemical and desalinization industries under the David Brown Union Pump and David Brown Guinard Pump brands. Polymer Systems designs and manufactures industrial pumps, extrusion equipment and screen changers for the polymer industry under the Maag brand name. Standard Products designs and manufactures industrial gears and gear sets, double enveloping worm gear speed reducers, screwjacks and hydraulic products under the Benzlers, Cone Drive, Radicon and David Brown Hydraulics brands.

These products are sold to a variety of customers, including original equipment manufacturers, governments, distributors and end-users.

FINANCE SEGMENT

     Our Finance segment consists of Textron Financial Corporation and its subsidiaries. Textron Financial Corporation is a diversified commercial finance company with core operations in six segments:

     - Aircraft Finance provides financing for new and used Cessna business jets and piston-engine airplanes, Bell helicopters, and other general aviation aircraft;

     - Asset-Based Lending provides asset-based loans to smaller middle-market companies that manufacture or distribute finished goods and provides factoring arrangements for freight companies and utility service providers;

     - Distribution Finance offers inventory finance programs for dealers of our manufactured products and for dealers of a variety of other household, housing, leisure, agricultural and technology products;

     - Golf Finance makes mortgage loans for the acquisition and refinancing of golf courses and provides term financing for E-Z-Go golf cars and Jacobsen turf care equipment;

     - Resort Finance extends loans to developers of vacation interval resorts, secured primarily by notes receivable and interval inventory; and

     - Structured Capital engages in tax-oriented, long-term leases of large-ticket equipment and real estate, primarily with investment grade lessees.
                          ----------------------------

     We are incorporated under the laws of Delaware. Our principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903, and our telephone number is (401) 421-2800.

                                  RISK FACTORS

     In considering whether or not to purchase the notes, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement. These risk factors update and supersede the risk factors in the accompanying prospectus.

BENEFITS FROM RESTRUCTURING AND OTHER COST IMPROVEMENT PROGRAMS COULD TAKE LONGER THAN EXPECTED AND MAY NOT BE AS SUCCESSFUL AS PLANNED.

     To improve returns at core businesses and to complete the integration of certain acquisitions, we began a restructuring program in 2000. Although the program was substantially complete at the end of 2004, operating efficiencies achieved from the restructuring may not be sustained, and the operating efficiencies expected in the future may be lower or may take longer to materialize than anticipated. Any of these results could have an adverse effect on our profitability.

WE MAY BE UNABLE TO EFFECTIVELY MITIGATE CUSTOMER PRICING PRESSURES.

     In some markets, particularly where we deliver component products and services to original equipment manufacturers, we face increasing customer demands for price reductions, which are sometimes contractually obligated. In most cases, we are able to offset these reductions through technological advances or by lowering our cost base through improved operating and supply chain efficiencies. However, if we are unable to effectively mitigate future customer pricing pressures, our financial results of operations could be adversely affected.

DELAYS IN AIRCRAFT DELIVERY SCHEDULES OR CANCELLATION OF ORDERS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     The demand for business jets is highly correlated with corporate profits on a lagged basis. Customers of business jets, including sellers of fractional share interests, may respond to weak economic conditions by delaying delivery of orders or canceling orders. Over the longer term, weakness in the market for new jets may result in fewer hours flown and consequently lower demand for spare parts and maintenance. Weak economic conditions may also cause reduced demand for used business jets. We may accept used aircraft on trade-in and are subject to fluctuations in the fair market value of the aircraft while in inventory. Reduced demand for new business jets, spare parts and maintenance, or for used business jets, can have an adverse effect on our financial results of operations.

DEVELOPING NEW PRODUCTS AND TECHNOLOGIES ENTAILS SIGNIFICANT RISKS AND UNCERTAINTIES.

     We are exposed to risks that are unique to the products and services we provide for the U.S. government. A significant portion of Bell's future business is contingent on the design, development and acceptance of the V-22 Osprey aircraft. This technology, in development for over a decade, is not yet in full-rate production. The U.S. government is the sole customer for this product currently, and a change in the appropriation for this project could have a negative effect on our earnings and financial condition.

     In our commercial business, delays in the development and certification of new aircraft products could affect our financial results of operations. These delays could be caused by production changes to meet customer demands, coordination with joint venture partners or failure on the part of our suppliers to deliver products as agreed. We also could be adversely affected if the efficacy of our research and development investments to develop non-aircraft products is less than expected.

WE HAVE CUSTOMER CONCENTRATION TO THE U.S. GOVERNMENT.

     We derive approximately 12% of our revenue from sales to a variety of services and departments within the U.S. government. We expect that these sales will grow as a percentage of revenue over the foreseeable future. Our ability to compete successfully for and retain business is highly dependent on technical excellence, management proficiency, strategic alliances, cost-effective performance and the ability to recruit and retain key personnel. U.S. government programs are subject to uncertain future funding levels, which can result in the extension or termination of programs. Our business is also highly sensitive to changes in national and international priorities and U.S. government budgets.

OUR U.S. GOVERNMENT CONTRACTS MAY BE TERMINATED AT ANY TIME AND MAY CONTAIN OTHER UNFAVORABLE PROVISIONS.

     The U.S. government typically can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have an adverse effect on our ability to re-compete for future contracts and orders.

     If any of our contracts are terminated by the U.S. government, our backlog would be reduced by the expected value of the remaining terms of such contracts and our financial condition and results of operations could be adversely affected. In addition, on those contracts for which we are teamed with others and are not the prime contractor, the U.S. government could terminate a prime contract under which we are a subcontractor, irrespective of the quality of our services as a subcontractor.

     In addition to unfavorable termination provisions, our U.S. government contracts contain provisions that allow the U.S. government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our products, services and associated materials.

COST OVER-RUNS ON OUR CONTRACTS COULD SUBJECT US TO LOSSES OR ADVERSELY AFFECT OUR FUTURE BUSINESS.

     Under fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur, and consequently, any costs in excess of the fixed price are absorbed by us. Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost reimbursement contracts, which are subject to a contract-ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. However, if our costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs. Under each type of contract, if we are unable to control costs we incur in performing under the contract, our financial condition and results of operations could be adversely affected. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

     Contract and program accounting require judgment relative to assessing risks, estimating contract revenues and costs and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award fees are also used in estimating sales and profit rates based on actual and anticipated awards.

     Because of the significance of the estimates described above, it is likely that different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future financial results of operations.

WE MAY MAKE ACQUISITIONS THAT INCREASE THE RISKS OF OUR BUSINESS.

     We may enter into acquisitions in the future in an effort to enhance shareowner value. Acquisitions involve a certain amount of risks and uncertainties such as:

     - the difficulty in integrating newly acquired businesses and operations in an efficient and cost-effective manner and the risk that we encounter significant unanticipated costs or other problems associated with integration;

     - the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions;

     - the risk that the acquired businesses' markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets;

     - the risk that we pay a purchase price that exceeds what the future results of operations would have merited;

     - the potential loss of key employees of the acquired businesses; and

     - the risk of diverting the attention of senior management from our existing operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY STRIKES OR WORK STOPPAGES BY OUR UNIONIZED EMPLOYEES.

     Approximately 19,000 of our employees are unionized, which represented approximately 43% of our employees at December 31, 2004. As a result, we may experience work stoppages, which could negatively impact our ability to manufacture our products on a timely basis, resulting in strain on our relationships with our customers and a loss of revenues. In addition, the presence of unions may limit our flexibility in responding to competitive pressures in the marketplace, which could have an adverse effect on our financial results of operations.

     In addition to our workforce, the workforces of many of our customers and suppliers are represented by labor unions. Work stoppages or strikes at the plants of our key customers could result in delayed or cancelled orders for our products. Work stoppages and strikes at the plants of our key suppliers could disrupt our manufacturing processes. Any of these results could adversely affect our financial results of operations.

OUR TEXTRON FINANCE BORROWING GROUP'S BUSINESS IS DEPENDENT ON ITS CONTINUING ACCESS TO THE CAPITAL MARKETS.

     Our financings are conducted through two borrowing groups, Textron Finance and Textron Manufacturing. Textron Finance consists of Textron Financial Corporation and its subsidiaries, which are the entities through which we operate in the Finance segment. Textron Finance relies on its access to the capital markets to fund asset growth and to meet debt obligations and other commitments. Textron Finance raises funds through commercial paper borrowings, issuances of medium-term notes and other term debt securities and syndication and securitization of receivables. Additional liquidity is provided to Textron Finance through committed bank lines of credit. Much of the capital markets funding is made possible by the maintenance of credit ratings that are acceptable to investors. If the credit ratings of Textron Finance were to be lowered, it might face higher borrowing costs, a disruption of its access to the capital markets or both. Textron Finance could also lose access to financing for other reasons, such as a general disruption of the capital markets. Any disruption of Textron Finance's access to the capital markets could adversely affect its business and our profitability.

IF TEXTRON FINANCE IS UNABLE TO MAINTAIN PORTFOLIO CREDIT QUALITY, OUR FINANCIAL PERFORMANCE COULD BE ADVERSELY AFFECTED.

     Textron Finance has taken steps to eliminate non-core portfolios and focus on key markets. A key determinant of financial performance at Textron Finance will be its ability to maintain the quality of loans, leases and other credit products in the portfolios that remain and to continue to generate profitable new business. The level of credit losses we may experience at Textron Finance is heavily dependent upon economic factors, including debt service burden and interest rates. Weak economic conditions may result in higher than anticipated provisions for credit loss, which could adversely affect our financial performance.

THE LEVEL OF OUR RESERVES AND THE VALUE OF OUR INVESTMENTS IN SECURITIES ARE SUBJECT TO MANY UNCERTAINTIES AND MAY NOT BE ADEQUATE TO COVER WRITEDOWNS OR LOSSES.

     In addition to reserves at Textron Finance, we establish reserves in various of our business segments to cover uncollectible accounts receivable, excess or obsolete inventory, fair market value writedowns on used aircraft and golf cars, recall campaigns, warranty costs and litigation. These reserves are subject to adjustment from time to time depending on actual experience and are subject to many uncertainties. Similarly, the values of our investments in securities are subject to adjustment from time to time.

     In the case of litigation matters for which reserves have not been established because the loss is not deemed probable, it is reasonably possible such matters could be decided against us and could require us to pay damages or make other expenditures in amounts that are not presently estimable.

CURRENCY, RAW MATERIAL PRICE AND INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR RESULTS.

     We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, raw material prices and interest rates. We monitor and manage these exposures as an integral part of our overall risk management program. In some cases, we purchase derivatives or enter into contracts to insulate our financial results of operations from these fluctuations. Nevertheless, changes in currency exchange rates, raw material prices and interest rates can have substantial adverse effects on our financial results of operations.

THE INCREASING COSTS OF CERTAIN EMPLOYEE AND RETIREE BENEFITS COULD ADVERSELY AFFECT OUR RESULTS.

     Our earnings and cash flow may be impacted by the amount of income or expense we record and expend for our employee benefit plans. This is particularly true with income or expense from our pension plans, which are dependent on returns in worldwide debt and equity markets and assumptions used to determine the present value of our benefit obligations.

     In addition, medical inflation in the U.S. is rising at a rate faster than growth in the gross domestic product, or the GDP. Continued medical inflation in excess of the growth in GDP increases the risk that we will not be able to mitigate the rising costs of medical benefits. Increases to the costs of pension and medical benefits could have an adverse effect on our financial results of operations.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the notes will be
E      (or U.S.$
at an exchange rate of E 1.00 = U.S.$1.     , which was the noon buying rate for
euros on February   , 2005, as announced by the U.S. Federal Reserve Bank of New
York). We plan to use all of these net proceeds for general corporate purposes, including the repayment at maturity of E 300,000,000 principal amount of our 5.625% notes due March 14, 2005.

                            SELECTED FINANCIAL DATA

     The following table presents selected financial data of Textron Inc. and its subsidiaries for the periods specified. The information has been derived from our audited consolidated financial statements. All dollar amounts in this table are presented in U.S. dollars.

                                                      FISCAL YEAR ENDED
                           ------------------------------------------------------------------------
                           DECEMBER 30,   DECEMBER 29,   DECEMBER 28,    JANUARY 3,     JANUARY 1,
                               2000           2001           2002           2004           2005
                           ------------   ------------   ------------   ------------   ------------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES
Manufacturing:
  Bell...................    $ 2,194        $ 2,243        $ 2,235         $2,348        $ 2,254
  Cessna.................      2,814          3,043          3,175          2,299          2,473
  Fastening Systems......      1,996          1,679          1,650          1,737          1,924
  Industrial (a).........      4,753          4,221          2,627          2,836          3,046
                             -------        -------        -------         ------        -------
Finance (a)..............        691            681            584            572            545
                             -------        -------        -------         ------        -------
     Total revenues......    $12,448        $11,867        $10,271         $9,792        $10,242
                             =======        =======        =======         ======        =======
SEGMENT OPERATING PROFIT
Manufacturing:
  Bell...................    $   264        $    93        $   169         $  234        $   250
  Cessna.................        300            344            376            199            267
  Fastening Systems......        192             70             72             66             53
  Industrial (a).........        513            289            169            150            194
                             -------        -------        -------         ------        -------
Finance (a)..............        202            203            118            122            139
                             -------        -------        -------         ------        -------
  Segment profit.........    $ 1,471        $   999        $   904         $  771        $   903
Special charges (b)......       (483)          (141)          (131)          (152)          (131)
                             -------        -------        -------         ------        -------
Segment operating
  income.................    $   988        $   858        $   773         $  619        $   772
Gain on sale of
  businesses.............         --            342             25             15             --
Goodwill
  amortization(c)........        (83)           (86)            --             --             --
Corporate expenses and
  other, net.............       (164)          (152)          (114)          (119)          (149)
Interest expense, net....       (152)          (162)          (108)           (98)           (95)
                             -------        -------        -------         ------        -------
Income from continuing
  operations before
  income taxes and
  distributions on
  preferred securities of
  subsidiary trusts......    $   589        $   800        $   576         $  417        $   528
Income taxes.............       (295)          (287)          (176)          (112)          (155)
Distribution on preferred
  securities of
  manufacturing
  subsidiary trust, net
  of income taxes........        (26)           (26)           (26)           (13)            --
                             -------        -------        -------         ------        -------

                                                  (Table continued on next page)

                                                      FISCAL YEAR ENDED
                           ------------------------------------------------------------------------
                           DECEMBER 30,   DECEMBER 29,   DECEMBER 28,    JANUARY 3,     JANUARY 1,
                               2000           2001           2002           2004           2005
                           ------------   ------------   ------------   ------------   ------------
                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from continuing
  operations.............    $   268        $   487        $   374         $  292        $   373
Income (loss) from
  discontinued
  operations, net of
  income taxes (a).......          9           (321)           (10)           (33)            (8)
Cumulative effect of a
  change in accounting
  principle, net of
  income taxes...........        (59)            --           (488)            --             --
                             -------        -------        -------         ------        -------
Net income (loss)........    $   218        $   166        $  (124)        $  259        $   365
                             =======        =======        =======         ======        =======
Earnings per share--
  diluted:
Income from continuing
  operations.............    $  1.84        $  3.40        $  2.66         $ 2.13        $  2.66
Income (loss) from
  discontinued
  operations, net of
  income taxes (a).......       0.06          (2.24)         (0.06)         (0.24)         (0.05)
Cumulative effect of
  change in accounting
  principle, net of
  income taxes...........      (0.41)            --          (3.48)            --             --
                             -------        -------        -------         ------        -------
Net income...............    $  1.49        $  1.16        $ (0.88)        $ 1.89        $  2.61
                             =======        =======        =======         ======        =======
Average shares
  outstanding (in
  thousands)--diluted....    146,150        142,937        140,252        137,217        140,169
                             =======        =======        =======         ======        =======

---------------

(a) During the fourth quarter of 2004, Textron reached a final decision to sell the remainder of its InteSys operations. In 2003, Textron sold its Small Business Direct portfolio in the fourth quarter and consummated the sale of its remaining OmniQuip businesses in the third quarter. As a result of these actions, financial results of these businesses, net of taxes, are now reported as discontinued operations. Discontinued operations also reflects a second quarter 2004 gain, net of taxes, from the sale of InteSys's two Brazilian-based joint ventures. The InteSys and OmniQuip businesses were previously reported within the Industrial segment and the Small Business Direct portfolio was previously reported within the Finance segment.

(b) Textron adopted Statement of Financial Accounting Standards, or SFAS, No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective December 29, 2002. Upon adoption, costs related to restructuring that were previously recorded in segment profit are now included with severance costs, contract termination costs and asset impairment write-downs in special charges. Costs related to restructuring that were recorded in segment profit in prior periods have been reclassified to special charges to conform to this presentation.

(c) Pursuant to SFAS No. 142,"Goodwill and Other Intangible Assets," beginning on December 30, 2001, goodwill is no longer amortized. To reflect the adoption of this statement and the fact that management does not include amortization of goodwill in its internal evaluation of segment performance, Textron has recast its segment data for comparability by reclassifying goodwill amortization out of segment profit in prior periods.

                        CAPITALIZATION AND INDEBTEDNESS

     The following table presents consolidated capitalization, including short-term debt, of Textron Inc. and its subsidiaries:

     - on an actual basis at January 1, 2005; and

     - as adjusted to give effect to the offering of the notes and the application of the net proceeds of the offering of the notes and cash-on-hand to repay at maturity E 300,000,000 principal amount of our 5.625% notes due March 14, 2005 as described under "Use of Proceeds."

                                                                   JANUARY 1, 2005
                                                              -------------------------
                                                                                AS
                                                                ACTUAL       ADJUSTED
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                    (IN MILLIONS)
Liabilities and shareholders' equity
  Current portion of long-term debt and short-term debt.....  U.S.$   433   U.S.$   27
  Other current liabilities.................................        2,542        2,542
  Other liabilities.........................................        2,187        2,187
     % Notes due March   , 2013 offered hereby..............           --
  Other long-term debt......................................        1,358        1,358
  Textron Finance liabilities...............................        5,703        5,703
                                                              -----------   ----------
       Total liabilities....................................       12,223
Total shareholders' equity..................................        3,652        3,652
                                                              -----------   ----------
  Total liabilities and shareholders' equity................  U.S.$15,875   U.S.$
                                                              ===========   ==========

     The amount of the notes offered hereby included in the "As Adjusted" column of the table above was translated from euros to U.S. dollars at an exchange rate of E1.00 = U.S.$1.35365, which exchange rate was used to translate euros to U.S. dollars for purposes of our balance sheet at January 1, 2005.

     In this prospectus supplement, references to:

     - "E" or "euro" mean the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time; and

     - "U.S.$" or "dollars" mean the lawful currency of the United States.

     Since January 1, 2005, there has been no material change in the total amount of our liabilities or shareholders' equity.

                        RATIO OF INCOME TO FIXED CHARGES

     The following table sets forth our unaudited ratios of income to fixed charges for the periods indicated.

                                                  FISCAL YEAR ENDED
                       ------------------------------------------------------------------------
                       DECEMBER 30,   DECEMBER 29,   DECEMBER 28,    JANUARY 3,     JANUARY 1,
                           2000           2001           2002           2004           2005
                       ------------   ------------   ------------   ------------   ------------
Textron Inc.,
  including all
  majority-owned
  subsidiaries (a)...      2.03x          2.54x          2.46x          2.24x          2.82x
Textron Manufacturing
  (b)................      3.12x          3.63x          3.61x          3.63x          4.43x

------------

(a) For the purpose of calculating the ratio of income to fixed charges for Textron Inc., including all majority-owned subsidiaries, "fixed charges" includes interest expense, distributions on preferred securities of subsidiary trusts, net of income taxes, and one-third of rental expenses (which is deemed representative of the interest factor in rental expense), including interest and rental expense of Textron Finance. "Income" consists of income from continuing operations before income taxes and fixed charges, adjusted to exclude distributions on preferred securities of subsidiary trusts, net of income taxes.

(b) Textron Manufacturing consists of Textron Inc., the parent company, together with the entities through which we operate the Bell, Cessna, Fastening Systems and Industrial business segments. For the purpose of calculating the ratio of income to fixed charges for Textron Manufacturing, "fixed charges" includes interest expense, distributions on preferred securities of subsidiary trusts, net of income taxes, and one-third of rental expenses (which is deemed representative of the interest factor in rental expense), excluding interest and rental expense of Textron Finance. "Income" of Textron Manufacturing consists of income from continuing operations before income taxes, excluding the equity in undistributed pre-tax income of Textron Finance, and fixed charges, adjusted to exclude distributions on preferred securities of subsidiary trusts, net of income taxes.

                           EXCHANGE RATE INFORMATION

     The table below sets forth, for the periods and dates indicated, information concerning the noon buying rate in New York City for cable transfers as announced by the U.S. Federal Reserve Bank of New York for euros (expressed as U.S. dollars per euro). The rates in this table are provided for your reference only.

                                                                        PERIOD
PERIOD                                       HIGH           LOW       AVERAGE (A)   PERIOD END
------                                    -----------   -----------   -----------   -----------
2000....................................    $1.0335       $0.8270       $0.9303       $0.9388
2001....................................     0.9535        0.8370        0.8903        0.8822
2002....................................     1.0485        0.8594        0.9495        1.0485
2003....................................     1.2597        1.0361        1.1411        1.2597
2004....................................     1.3625        1.1801        1.2438        1.3538
2005 (through February 23)..............     1.3476        1.2773        1.3056        1.3208
January 2005............................    $1.3476       $1.2954       $1.3123       $1.3049
February 2005 (through February 23).....     1.3230        1.2773        1.2973        1.3208

------------

(a) In the case of the period average for each period that is a full year, the period average is the average of the noon buying rates on the last day of each month during such year; in the case of the period average for each period that is a month or a period of less than a year, the period average is the average of the noon buying rates on each business day of such period.

     The noon buying rate for euros on February 23, 2005 as announced by the U.S. Federal Reserve Bank of New York was E1.00 = U.S.$1.3208.

                         BOARD OF DIRECTORS OF TEXTRON

DIRECTORS                   PRINCIPAL OCCUPATION                  BUSINESS ADDRESS
---------             ---------------------------------   ---------------------------------
H. Jesse Arnelle      Of Counsel to Womble, Carlyle,      400 Urbano Drive
                      Sandridge & Rice                    San Francisco, California 94127

Kathleen M. Bader     President and Chief Executive       NatureWorks LLC
                      Officer of NatureWorks LLC          15305 Minnetonka Boulevard
                                                          Minnetonka, Minnesota 55345

Lewis B. Campbell     Chairman, President and Chief       Textron Inc.
                      Executive Officer of Textron        40 Westminster Street
                                                          Providence, Rhode Island 02903

R. Kerry Clark        Vice Chairman of the Board and      The Procter & Gamble Company
                      President -- Global Health, Baby    One Procter & Gamble Plaza
                      and Family Care of The Procter &    Cincinnati, Ohio 45202
                      Gamble Company

Ivor J. Evans         Retired; formerly Vice Chairman     Union Pacific Corporation
                      of Union Pacific Corporation        1400 Douglas Street, 19th Floor
                                                          Omaha, Nebraska 68179

Lawrence K. Fish      Chairman, President and Chief       Citizens Financial Group, Inc.
                      Executive Officer of Citizens       One Citizens Plaza
                      Financial Group, Inc.               Providence, Rhode Island 02903

Joe T. Ford           Chairman of the Board of ALLTEL     ALLTEL Corporation
                      Corporation                         One Allied Drive
                                                          Little Rock, Arkansas 72202

Paul E. Gagne         Director of CAE Inc., Inmet         13 Senneville Road
                      Mining Corporation, Wajax Limited   Senneville, Quebec H9X 1B4
                      and Asalco Inc.                     Canada

Dain M. Hancock       Retired; formerly Executive Vice    One Lockheed Martin Boulevard
                      President of Lockheed Martin        Mail Zone 1208
                      Corporation and President of        Fort Worth, Texas 76108
                      Lockheed Martin Aeronautics
                      Company; currently a consultant
                      to Lockheed Martin

Lord Powell of        Nonexecutive Chairman of Sagitta    24 Queen Anne's Gate
  Bayswater           Asset Management and of LVMH (UK)   London SW1H9AA
                                                          England

Brian H. Rowe         Consultant of GE Aircraft           1 Neumann Way, N178
                      Engines, General Electric Company   Cincinnati, Ohio 45215

Martin D. Walker      Principal of Morwal Investments     Two Seaside Lane
                                                          Apt. 802
                                                          Belleair, Florida 33756

Thomas B. Wheeler     Retired; formerly Chairman and      736 Kingstown Drive
                      Chief Executive Officer of          Naples, Florida 34102
                      Massachusetts Mutual Life
                      Insurance Company

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes are a series of "senior debt securities" described in the accompanying prospectus. Reference should be made to the accompanying prospectus for a detailed summary of additional provisions of the notes and of our indenture dated as of September 10, 1999 with The Bank of New York Trust Company, N.A., as trustee, under which the notes will be issued.

     The notes will mature on March   , 2013. Unless previously redeemed or
purchased and cancelled, we will repay the notes at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of, interest on and any other amounts payable under the notes in euro. The notes will be issued in registered book-entry form without interest coupons in denominations of E 50,000 and integral multiples thereof.

     The notes will be initially issued in a total principal amount of E 300,000,000. We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes that we are offering and otherwise similar in all respects to the notes (except for the payment of interest accruing prior to the issue date of the additional notes or except for the first payment of interest following the issue date of the additional notes) so that those additional notes will be consolidated and form a single series with the notes that we are offering. No additional notes may be issued if an event of default under the indenture has occurred.

     The notes will be redeemable at our option, as described below. The notes will not be subject to a sinking fund. The notes will be subject to defeasance as described in the accompanying prospectus. The notes will not be convertible or exchangeable.

     Application has been made to list the notes and to have the notes admitted to trading on the Irish Stock Exchange. The listing application is subject to approval by the Irish Stock Exchange. Arthur Cox Listing Services Limited will be the listing agent for the notes in Ireland.

     While the notes are represented by a global note deposited with The Bank of New York, London Branch, as Common Depositary for Clearstream Banking, Societe Anonyme, or "Clearstream, Luxembourg," and Euroclear Bank S.A./N.V., or "Euroclear," notices to holders may be given by delivery to Clearstream, Luxembourg and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream, Luxembourg and Euroclear. The trustee will mail notices by first-class mail, postage prepaid, to each registered holder's last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, which while the notes are in global form will be the nominee for the Common Depositary. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

     The trustee will also publish notices regarding the notes in a daily newspaper of general circulation in the City of New York and in London, as well as the Financial Times world edition. In addition, if the notes are listed on the Irish Stock Exchange, and so long as the rules of the Irish Stock Exchange require notice by publication, the trustee will publish notices regarding the notes in a daily newspaper of general circulation in Dublin, Ireland. We expect that publication will be made in the City of New York in The Wall Street Journal, in London in the Financial Times and in Dublin, Ireland in the Irish Times. If publication in Dublin, Ireland is not practical, the trustee will publish these notices in an English language newspaper of general circulation elsewhere in Europe. Published notices will be deemed to have been given on the date they are published or, if published more than once, on the date of first publication. If publication as described above becomes impossible, the trustee may publish sufficient notice by alternate means that approximate the terms and conditions described in this paragraph.

     The Bank of New York Trust Company, N.A. is the trustee under the indenture governing the notes. The Bank of New York Trust Company, N.A. is a national banking association organized under and governed by the laws of the United States. The Bank of New York Trust Company, N.A. provides trust services and acts as indenture trustee for numerous corporate securities issuances, including for other series of debt securities of which we are the issuer, and will be the principal paying agent and the transfer agent for the notes. As long as the notes are listed on the Irish Stock Exchange, AIB/BNY Fund Management (Ireland) Limited will be the paying agent for the notes in Ireland.

     The notes will be, and the indenture is, governed by the laws of the State of New York.

     The notes are direct, unsecured obligations of Textron Inc. exclusively. Since a significant part of our operations is conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including the notes, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us, in the form of dividends or other transfers, supplemented with borrowings.

     Financing for us and our subsidiaries is conducted through two borrowing groups, Textron Manufacturing and Textron Finance. Textron Finance finances its operations by borrowing from its own group of external creditors. Lending agreements of Textron Finance restrict the amount of Textron Finance net assets available for cash dividends and other payments to Textron Inc. In addition, under a support agreement, Textron Inc. has agreed to make payments to Textron Finance, if necessary to cause Textron Finance to maintain certain minimum levels of financial performance. No payments from Textron Inc. to Textron Finance have ever been necessary to meet these levels.

     Creditors of our subsidiaries would be entitled to a claim on the assets of our subsidiaries prior to any claims by us. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to us, except to the extent that we ourselves are recognized as a creditor of such subsidiary. Any of our claims as the creditor of our subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of our subsidiary senior to that held by us.

     As of January 1, 2005, our subsidiaries had an aggregate of U.S.$5.0 billion of outstanding indebtedness and U.S.$4.1 billion of other obligations.

PAYMENT OF INTEREST

     The interest on the notes will be   % per year. We will pay interest in
arrears on March   and September   of each year, beginning September   , 2005.
Interest on the notes will accrue from March   , 2005. We will pay interest to
the persons in whose names the notes are registered at the close of business on
the preceding February   or August   , as the case may be. We will pay interest
computed on the basis of a 360-day year consisting of twelve 30-day months.

     If any interest payment date for the notes would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day.

     Interest will not accrue as a result of any delayed payment. The term "business day" means any day, other than a Saturday or Sunday, that (1) is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York or London and (2) is a day on which the TARGET System operates. TARGET System means the Trans-European Automated Real-time Gross Settlement Express Transfer system.

OPTIONAL REDEMPTION

     We may redeem the notes at our option, in whole or in part at any time at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes to be redeemed; and

     - as determined by the Calculation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed that would be due on or after the redemption date but for the redemption (not including any portion of interest accrued on the notes to be redeemed as of the redemption date) discounted to the redemption date on an annual basis (assuming an actual/actual accrual basis) at the Official Fixing Rate;

plus, in either of the above cases, accrued and unpaid interest on the notes to be redeemed up to, but not including, the redemption date. Certain terms used in this description of our option to redeem the notes are defined below in this section.

     "Calculation Agent" means Deutsche Bank AG London, or any successor entity.

     "Official Fixing Rate" means, with respect to any redemption date, the rate per year equal to the annual yield to maturity of the Reference Government Issue, assuming a price for the Reference Government Issue (expressed as a percentage of its principal amount) equal to the price published for the Reference Government Issue by the Frankfurt Stock Exchange on the third Payment Business Day prior to the redemption date.

     "Payment Business Day" means any day, other than a Saturday or Sunday, that
(1) is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York or London, and (2) is a day on which the TARGET system operates.

     "Reference Government Issue" means the security issued by the government of the Federal Republic of Germany selected by the Calculation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in euro of comparable maturity to the remaining term of the notes.

     The trustee will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee under the indenture in compliance with the rules and requirements of the Irish Stock Exchange or the principal exchange, if any, on which the notes are listed or, if the notes are not so listed or that exchange prescribes no method of selection, on a pro rata basis, by lot or by any other method as the trustee in its sole discretion deems to be fair and appropriate, although no note of E 50,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to the note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued and delivered to the trustee, or its nominee, or, in the case of notes in certificated form, issued in the name of the holder thereof, in each case upon cancellation of the original note.

     Unless we default in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will stop accruing on the notes or portions of the notes called for redemption.

REDEMPTION UPON TAX EVENT

     The notes may be redeemed at our option, in whole but not in part, on not more than 60 days' and not less than 30 days' notice, at a redemption price equal to 100% of their principal amount, together with accrued interest to the date of redemption and any additional amounts then due, if we determine that, as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof or therein, or any change in or amendment to the official application, enforcement or interpretation of those laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States, or any other action by any taxing authority or a court of competent jurisdiction in the United States, whether or not any such action was taken with respect to us, which change or amendment is announced or becomes or is to become effective, or which action is taken, on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under "--Payment of Additional Amounts" on any of the notes and such obligation cannot be avoided by taking reasonable measures available to us. Prior to the giving of any notice of redemption described in this paragraph, we will deliver to the trustee (1) an officers' certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred and (2) an opinion of counsel to that effect based on that statement of facts. If we redeem the notes because of a tax event and the notes are listed on the Irish Stock Exchange, we will publish a notice of the redemption in Dublin, Ireland.

PAYMENT OF ADDITIONAL AMOUNTS

     We will pay to the beneficial owner of any note who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal and interest on that note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon any payment to that beneficial owner by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided in that note to be then due and payable had no deduction or withholding been required. We will not be required, however, to make any payment of additional amounts for or on account of:

     - any tax, assessment or other governmental charge that would not have been imposed or withheld but for (1) the existence of any present or former connection between that beneficial owner, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that beneficial owner, if that beneficial owner is an estate, trust, partnership or corporation, and the United States (other than a connection arising solely from the mere ownership of a note or the receipt of payments thereon or the enforcement of a right in respect thereof), including, without limitation, that beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or (2) the presentation of a note for payment (where presentation is required) on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

     - any estate, inheritance, gift, sales, transfer, excise, wealth or personal property tax or similar tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed by reason of that beneficial owner's past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or a foreign or domestic personal holding company with respect to the United States, or as a corporation that accumulates earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization;

     - any tax, assessment or other governmental charge that is payable otherwise than by withholding from payment of principal or interest on that note;

     - any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal or interest on any note if that payment can be made without withholding by any other paying agent;

     - any tax, assessment or other governmental charge that would not have been imposed but for the failure by any person to comply with any certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of that note, if such compliance is required by statute or by regulation of the U.S. Treasury Department, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party, as a precondition to relief or exemption from such tax, assessment or other governmental charge;

     - any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and the regulations that may be promulgated thereunder) of our company, (2) a controlled foreign corporation with respect to our company within the meaning of the Code or (3) a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code;

     - any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to the European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union's Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     - any combination of any of the foregoing items;

nor will we pay any additional amounts to any beneficial owner or holder of a note who is a fiduciary or partnership to the extent that a beneficiary or settlor with respect to that fiduciary, or a member of that partnership or a beneficial owner thereof, would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the beneficial owner of that note.

     In the event that we are required to withhold or deduct any present or future tax, assessment or other governmental charge from any payment to a beneficial owner of a note who is a Non-U.S. Person, we will make reasonable efforts to obtain an official receipt or other acknowledgment from the relevant taxing authority evidencing the payment thereof, and will make such documentation (or a copy thereof) available to any such beneficial owner upon request therefor.

     As used in the preceding paragraphs, "Non-U.S. Person" means any corporation, individual, fiduciary or partnership that is, as to the United States, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

PRESCRIPTION

     Under New York's statute of limitations, any legal action to enforce our payment obligations evidenced by the notes must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

                              BOOK-ENTRY ISSUANCE

GENERAL

     We will issue the notes as one or more global notes registered in the name of a nominee of the Common Depositary for Clearstream, Luxembourg and Euroclear. Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream, Luxembourg or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

     The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euros. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

     The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to an investor's interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

     Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

     Except as provided below, owners of beneficial interest in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

     This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CLEARSTREAM, LUXEMBOURG AND EUROCLEAR

     Clearstream, Luxembourg has advised us that: it is a duly licensed bank organized as a societe anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); is a duly licensed bank organized as a societe anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

     Euroclear has advised us that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiere) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

     We understand that secondary market trading between Clearstream, Luxembourg or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to eurobonds in registered form.

     You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

     In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

     Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of participants in Clearstream, Luxembourg or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

     Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

SAME-DAY SETTLEMENT AND PAYMENT

     The underwriters will settle the notes in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. Secondary market trading between participants in Clearstream, Luxembourg and Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds.

CERTIFICATED NOTES

     We will issue notes to you in certificated registered form only if:

     - the Common Depositary is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

     - we decide to discontinue the book-entry system.

If either of these two events occurs, the trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

     In the event that we issue certificated securities under the limited circumstances described above, and the notes are listed on the Irish Stock Exchange at that time, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the certificated note, at the main offices of the transfer agent in the City of New York. Copies of this assignment form may be obtained at the main offices of the transfer agent in the City of New York. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new certificated note at the main offices of the transfer agent in the City of New York. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person's risk, the new certificated note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form and the notes are listed on the Irish Stock Exchange at that time, then we will make payments of principal of, interest on and any other amounts payable under the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at, as the case may be, at the offices of the paying agent in the City of New York or, as long as the notes are listed on the Irish Stock Exchange, at the main office of the Irish paying agent in Dublin. We will make payments to holders of notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the euro zone.

     Unless and until we issue the notes in fully certificated, registered form,

     - you will not be entitled to receive a certificate representing your interest in the notes;

     - all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the Common Depositary on behalf of Clearstream, Luxembourg or Euroclear upon instructions from their direct participants; and

     - all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the Common Depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

     If we issue the notes in certificated registered form, so long as the notes are listed on the Irish Stock Exchange, we will maintain a paying agent in Ireland. We will also publish a notice in Ireland in the Irish Times if any change is made in the paying agent in Ireland.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     As discussed below under "Certain U.S. Federal Tax
Consequences--Consequences to Non-United States Holders--U.S. Federal Withholding Tax," a beneficial owner of notes directly or indirectly holding notes through Clearstream, Luxembourg or Euroclear will be subject to the 30% U.S. withholding tax that generally applies to payments of interest on registered debt issued by U.S. corporations (such as Textron), unless:

     - the beneficial owner delivers one of the United States Internal Revenue forms and certificates described under "Certain U.S. Federal Tax Consequences--Consequences to Non-United States Holders--U.S. Federal Withholding Tax" below; and

     - each securities clearing organization, bank or other financial institution that holds customers' notes in the ordinary course of its trade or business in the chain of intermediaries between the beneficial owner and the U.S. entity required to withhold such U.S. tax complies with the applicable certification requirements referred to under "Certain U.S. Federal Tax Consequences--Consequences to Non-United States Holders--U.S. Federal Withholding Tax" below.

     To obtain an exemption from (or a reduction in the rate of) the 30% U.S. withholding tax, the beneficial owner of a note must deliver the appropriate form and, if required, certificate to the person through whom it holds its beneficial interest in the notes, and the intermediary must, in turn, provide a copy of the form to us or our paying agent.

                     CERTAIN U.S. FEDERAL TAX CONSEQUENCES

     The following is a discussion of material U.S. federal income and estate tax consequences of the ownership of notes as of the date of this prospectus supplement for beneficial owners of notes that purchase the notes at their "issue price" on the issue date in connection with this offering. Except where noted, this discussion deals only with notes held as capital assets and does not deal with special situations. For example, this discussion does not address:

     - tax consequences to beneficial owners of notes that may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, investors in pass-through entities, individual retirement accounts or other tax-deferred accounts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, corporations that accumulate earnings to avoid federal income tax, insurance companies, or, in some cases, an expatriate of the United States or a nonresident alien individual who has made a valid election to be treated as a United States resident;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

     - tax consequences to United States holders (as defined below) whose "functional currency" is not the U.S. dollar;

     - tax consequences to beneficial owners of notes that are "controlled foreign corporations" or "passive foreign investment companies";

     - alternative minimum tax consequences; or

     - state, local or foreign tax consequences.

     If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, owns notes, the tax treatment of a partner or an equity interest owner of such other entity or arrangement will generally depend upon the status of the person and the activities of the partnership or other entity or arrangement. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership that owns notes, you should consult your tax advisors.

     The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

     You should consult your own tax advisors concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

CONSEQUENCES TO UNITED STATES HOLDERS

     The following is a discussion of material U.S. federal income tax consequences that will apply to you if you are a United States holder.

     "United States holder" means a beneficial owner of a note that is:

     - an individual citizen or resident of the United States;

     - a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

PAYMENTS OF INTEREST

     Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes. If you use the cash method of accounting, you will be required to include in income the U.S. dollar value of the amount of interest received, determined by translating the euros received at the "spot rate" for such euros on the date such payment is received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

     If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the euro amount of interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the "spot rate" on:

     - the last day of the accrual period;

     - the last day of the taxable year if the accrual period straddles your taxable year; or

     - the date the interest payment is received if such date is within five days of the end of the accrual period.

     Upon receipt of an interest payment on such note (including, upon the sale of such note, the receipt of amounts attributable to accrued interest previously included in income), you will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of the euros received (determined by translating the euros received at the "spot rate" for such euros on the date such payment is received) and the U.S. dollar value of the euro interest income you previously included in income with respect to such payment.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     Your tax basis in a note will, in general, be the U.S. dollar value of the euro amount paid for such note determined at the time of your purchase. If you purchase the note with previously owned euros, you will recognize exchange gain or loss at the time of the purchase attributable to the difference at the time of purchase, if any, between your tax basis in the euros and the fair market value of the note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss. Gain or loss you realize on the sale, exchange or retirement of the notes generally will be treated as U.S. source gain or loss.

     Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss equal to the difference between the U.S. dollar value of the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued stated interest, which will be treated as such) and your adjusted tax basis in the note. Except with respect to gain or loss attributable to changes in exchange rates as discussed below, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     You will recognize exchange gain or loss, instead of capital gain or loss, with respect to gain or loss attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between (a) the principal amount of the note translated into dollars at the "spot rate" on the date of disposition and (b) your tax basis in the note. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a note.

DISPOSITION OF EUROS

     Your tax basis in euros received as interest on, or received on the sale, exchange, retirement or other disposition of, a note will be the U.S. dollar value thereof (determined by translating the euros received at the "spot rate" for such euros on the date such payment is received). Any gain or loss recognized by you on a sale, exchange or other disposition of euros will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the U.S. Internal Revenue Service, or the IRS.

REPORTABLE TRANSACTIONS

     Treasury regulations requiring the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a foreign currency note or foreign currency received in respect of a foreign currency note to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of notes, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest and other amounts paid on the notes and to the proceeds of sale of the notes made to you unless you are an exempt recipient (such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a discussion of material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-United States holder. A non-United States holder is a beneficial owner of a note that is not a United States holder (as defined above) or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

U.S. FEDERAL WITHHOLDING TAX

     The 30% U.S. federal withholding tax will not apply to any payment of principal of, interest on or other amounts payable on the notes, provided that:

     - interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the notes is described in
       Section 881(c)(3)(A) of the Code; and

     - you (a) provide your name and address on an IRS Form W-8BEN (or valid substitute or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (b) hold your notes through certain foreign intermediaries, and you and such intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations. (Special certification rules apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.)

     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed (a) IRS Form W-8BEN (or valid substitute or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty or (b) IRS Form W-8ECI (or valid substitute or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other taxable disposition of any of the notes, except to the extent, if any, that such gain is attributable to accrued but unpaid interest due on the note.

U.S. FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if so required by an applicable income tax treaty, the interest is attributable to a permanent establishment that you maintain in the United States), you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on notes will be included in your earnings and profits.

     Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless (a) that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if so required by an applicable income tax treaty, the gain is attributable to a permanent establishment that you maintain in the United States) or (b) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

U.S. FEDERAL ESTATE TAX

     Your estate will not be subject to U.S. federal estate tax on the notes beneficially owned by you at the time of your death, provided that (a) you do not own, within the meaning of the Code and the U.S. Treasury regulations, 10% or more of the total combined voting power of those classes of our voting stock referred to above and (b) interest on the notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting will generally apply to payments of interest on the notes to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

     In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-United States holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a United States holder (as described above).

     In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

     THE DISCUSSION ABOVE IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE ACQUISITION, OWNERSHIP, OR DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the principal amount of notes set forth opposite their names below:

                                                              PRINCIPAL AMOUNT
UNDERWRITERS                                                      OF NOTES
------------                                                  ----------------
Deutsche Bank AG London.....................................  E
J.P. Morgan Securities Ltd. ................................
Banc of America Securities Limited..........................
Societe Generale............................................
HSBC Bank plc...............................................
Mitsubishi Securities International plc.....................
                                                                ------------
  Total.....................................................    E300,000,000
                                                                ============

     Deutsche Bank AG London and J.P. Morgan Securities Ltd. are the joint bookrunners and lead managers for this offering of the notes.

     The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

     We have been advised by the underwriters that they propose to offer the notes initially at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering of the notes is completed, the underwriters may change the offering price and other selling terms.

     Although application has been made to list the notes on the Irish Stock Exchange, the notes constitute a new issue of securities with no established trading market. Upon listing on the Irish Stock Exchange, no assurance can be given that the notes will remain so listed or, if the notes were to be delisted from the Irish Stock Exchange, that alternative admission to listing, trading or quotation for the notes would be obtained by another listing authority, exchange or system. See "Listing and General Information." No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     In connection with the offering, SEC rules permit the underwriters to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriters create a short position in the notes in connection with the offering by selling a larger principal amount of notes than as set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. Neither the underwriters nor we can make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in such transactions or that such transactions, once begun, will not be discontinued without notice. Deutsche Bank AG London will act as stabilization manager for the offering of the notes.

     We will pay transaction expenses, estimated to be approximately E190,000, or U.S.$250,000, relating to the offering of the notes in addition to the underwriting discounts appearing on the cover page of this prospectus supplement.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     The underwriters expect to deliver the notes against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the sixth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement or the two subsequent days, it will be required, by virtue of the fact that the notes initially will settle on the sixth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

     The underwriters have informed us that they have directed the marketing of the notes to institutional investors and other sophisticated investors who are particularly knowledgeable in investment matters. According to the underwriters, such institutional investors and sophisticated investors will purchase a minimum of E500,000 of notes, with the vast majority purchasing notes in significantly greater amounts.

     Some of the underwriters and their affiliates may from time to time in the ordinary course of business provide, and have provided in the past, investment or commercial banking services to us and our affiliates. In particular, affiliates of the underwriters are lenders under some of our credit facilities.

                             OFFERING RESTRICTIONS

     The notes are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

     To the extent any underwriter is not registered in the United States as a broker-dealer, it will not effect any sales of the notes in the United States other than through a broker-dealer that is registered in the United States as a broker-dealer.

     Each underwriter has represented, warranted and agreed that (a) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the notes, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended, (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     We and each underwriter have represented, warranted and agreed that, in connection with the initial distribution of notes, we and it have not offered or sold, and will not offer or sell, directly or indirectly, notes to the public in the Republic of France, and have not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in the Republic of France, this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes, and that such offers, sales and distributions have been and shall only be made in the Republic of France to qualified investors (investisseurs qualifies), all as defined in and in accordance with articles L411-1 and L411-2 of the Code Monetaire et Financier and decret no. 98-880 dated October 1, 1998.

     In connection with the initial placement of any notes in Germany, each underwriter has represented, warranted and agreed that it will offer and sell notes only in accordance with the provisions of the German Securities Selling Prospectus Act and the German Securities Exchange Act (a) only for an aggregate purchase price per purchaser of at least E 40,000 (or the foreign currency equivalent) or such other amount as may be stipulated from time to time by applicable German law or (b) as may otherwise be permitted in accordance with applicable German law.

     Each underwriter has acknowledged that the offering of the notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, has represented, warranted and agreed that no notes may be offered, sold or delivered, nor may copies of this prospectus supplement and the accompanying prospectus or of any other document relating to the notes be distributed in the Republic of Italy, except (a) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or (b) in circumstances that are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative

Decree No. 58 of February 24, 1998 (the Financial Services Act) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the notes or distribution of copies of this prospectus supplement or any other document relating to the notes in the Republic of Italy under (a) or (b) above must be (1) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of September 1, 1993 (the Banking Act), (2) in compliance with
Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics and (3) in compliance with any other applicable laws and regulations.

     Each underwriter has represented, warranted and agreed that issues of notes may not, directly or indirectly, be offered or sold in The Netherlands with a denomination of less than E 50,000 (or its equivalent in any other currency) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stock brokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises), except for notes in respect of which one of the exceptions in Article 3, or one of the exemptions under Article 4, of the Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

     Each underwriter has represented, warranted and agreed that (a) except in circumstances that do not constitute an offer to the public within the meaning of the Irish Companies Act 1963 to 2003 (as amended from time to time), or the Irish Acts, it has not offered or sold and will not offer or sell any notes in Ireland or elsewhere, by means of any document prior to application for listing of the notes being made and the Irish Stock Exchange having approved the relevant listing particulars in accordance with the European Communities (Stock Exchange) Regulations 1984, or the 1984 Regulations, and thereafter by means of any document other than (1) the relevant listing particulars or (2) a form of application issued in connection with the notes that indicates where the relevant listing particulars can be obtained or inspected or that is issued with the relevant listing particulars, (b) it has not made and will not make any offer of the notes that would require a prospectus to be issued under the European Communities (Transferable Securities and Stock Exchange) Regulations 1992 of Ireland and (c) it has complied with and will comply with all applicable provisions of the Irish Acts, the 1984 Regulations and the Irish Investment Intermediaries Act, 1995 (as amended) (including, without limitation, Sections 9, 23 (including any advertising restrictions made thereunder) and 50 and will conduct itself in accordance with a code of conduct drawn up pursuant to Section
37) with respect to anything done by it in relation to the notes.

     Each of the underwriters has represented, warranted and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

                                 LEGAL MATTERS

     The validity of the notes offered hereby and certain legal matters relating thereto will be passed upon on our behalf by Michael D. Cahn, our Senior Associate General Counsel -- Securities and Assistant Secretary, and for the underwriters by Simpson Thacher & Bartlett LLP,

New York, New York. Mr. Cahn is a full-time employee of ours and owns, and holds options to purchase shares of our outstanding common stock. Certain legal matters will be passed upon on our behalf by Pillsbury Winthrop LLP, New York, New York.

                        LISTING AND GENERAL INFORMATION

     Application has been made to list the notes on the Irish Stock Exchange. In connection with the listing application, we have deposited our restated certificate of incorporation and a legal notice relating to the issuance of the notes with the Irish Stock Exchange, where copies may be obtained upon request. So long as any of the notes is outstanding, copies of these documents, together with this prospectus supplement and the accompanying prospectus, the indenture governing the notes, a copy of the global note representing the notes and our current annual and quarterly reports, if any, and all future annual reports and quarterly reports, will be made available for inspection at the main office in Ireland of AIB/BNY Fund Management (Ireland) Limited, our paying agent for the notes in Ireland. Copies of this prospectus supplement and the accompanying prospectus will be available free of charge at the main office of our paying agent in Ireland and at our principal executive offices located at 40 Westminster Street, Providence, Rhode Island 02903, United States. In addition, copies of our annual reports and quarterly reports may be obtained free of charge at that office.

     The Directive 2004/109/EC of the European Parliament and of the Council (2003/0045 (COD)), or the Transparency Directive, regarding the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union, such as the Irish Stock Exchange, is now required to be implemented by European Union member states. If the Transparency Directive (or any other European or national legislation) is implemented or takes effect in Ireland in a manner that would require us to publish or produce financial statements according to accounting principles or standards that are different from United States generally accepted accounting principles, or that would otherwise impose requirements on us that we, in our discretion, determine are not reasonable, we may delist the notes. Under these circumstances, there can be no assurance that we would obtain an alternative admission to listing, trading or quotation for the notes by another listing authority, exchange or system within or outside the European Union. A delisting of the notes from the Irish Stock Exchange may have a material adverse effect on the ability of noteholders to resell the notes in the secondary market.

     We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions authorizing the issue and sale of the notes were adopted by our board of directors.

     So long as any of the notes remain outstanding and listed on the Irish Stock Exchange, copies of the following items will be available at the main office of the paying agent in Ireland and at our principal executive offices located at the address set forth above:

     - this prospectus supplement and the accompanying prospectus;

     - all documents that are incorporated by reference in this prospectus supplement;

     - our restated certificate of incorporation and by-laws;

     - our audited annual consolidated financial statements for our fiscal years ended January 3, 2004 and January 1, 2005;

     - our future annual, quarterly and current reports filed with the SEC;

     - the indenture; and

     - any documents relating to the foregoing items.

     Except as disclosed in this prospectus supplement or the accompanying prospectus, including the documents incorporated herein or therein by reference, there has been no material adverse change in our financial position since January 1, 2005.

     Our annual reports on Form 10-K filed with the SEC and our annual reports to our shareholders include our audited consolidated financial statements as of the dates and for the periods identified in those reports, which financial statements were prepared in accordance with United States generally accepted accounting principles. Our quarterly reports on Form 10-Q filed with the SEC include our unaudited consolidated financial statements as of the dates and for the periods identified in those reports. Our independent registered public accounting firm is Ernst & Young LLP, Boston, Massachusetts. See "Experts" in the accompanying prospectus.

     Except as disclosed in Item 3 and Note 15 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended January 1, 2005, neither we nor any of our subsidiaries are subject to any legal or arbitration proceedings (including any such proceedings that are pending or threatened of which we are aware) that may have or have had during the recent past (covering at least the twelve months prior to the date of this prospectus supplement) a significant effect on us and our consolidated subsidiaries financial position, taken as a whole.

     The notes have been accepted for clearance through Clearstream, Luxembourg and Euroclear and have been assigned the following identification numbers:

ISIN NUMBER                                                    COMMON CODE
-----------                                                    -----------

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC's rules allow us to "incorporate by reference" into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. This prospectus supplement incorporates documents by reference, which are not presented in or delivered with this prospectus supplement or the accompanying prospectus.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934 after the date of this prospectus supplement and before the termination of the offering are also incorporated into this prospectus supplement by reference, although we are not incorporating any information furnished in any of our Current Reports on Form 8-K filed under either Item 2.02 or Item 7.01 (formerly Item 12 or Item 9 of that Form).

     The following documents were filed by us with the SEC and are incorporated into this prospectus supplement by reference:

     - our Annual Report on Form 10-K for the fiscal year ended January 1, 2005 (filing date of February 24, 2005); and

     - our Current Report on Form 8-K dated February 28, 2005 (filing date of February 28, 2005).

     Any statement contained in a document incorporated into this prospectus supplement or the accompanying prospectus by reference will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

     The documents incorporated into this prospectus supplement and the accompanying prospectus by reference are available from us upon request. We will provide a copy of any or all of the information that is incorporated into this prospectus supplement or the accompanying prospectus by reference (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus) to any person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request.

     Requests for documents should be directed to:

     Textron Inc.
     40 Westminster Street
     Providence, Rhode Island 02903
     Attention: Investor Relations Department

     We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

     SEC Public Reference Room
     450 Fifth Street, N.W.
     Washington, D.C. 20549

     For further information on the SEC's Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically, including us. The accompanying prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, or directly from us, as indicated above. In addition, these reports and other information are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. Information about us is also available at our Internet site at http://www.textron.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

                                 $2,000,000,000

                                  TEXTRON INC.
                         COMMON STOCK, PREFERRED STOCK,
            SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

                             ---------------------

     Textron Inc. may periodically sell any or all of the following securities to the public:

     - common stock;

     - preferred stock; and

     - debt securities, including senior debt securities and subordinated debt securities.

     Specific terms of our preferred stock and our debt securities will be set forth in a prospectus supplement with respect to the specific type or types of securities then being offered.

     The securities described in this prospectus may be offered in amounts, at prices and on terms to be determined at the time of the offering. However, the aggregate initial public offering price of all such securities will not exceed $2,000,000,000 or its equivalent, based on the applicable exchange rate at the time of sale, if our debt securities are issued with principal amounts denominated in one or more foreign currencies or currency units as designated by us.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS, INCLUDING THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 2, AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF OUR COMMON OR PREFERRED STOCK OR OUR DEBT SECURITIES BEING OFFERED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                 The date of this prospectus is August 4, 2004.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or the accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of Textron since the date of this prospectus or the accompanying prospectus supplement or that the information contained or incorporated by reference in this prospectus or the accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About this Prospectus.......................................     1
Textron.....................................................     1
Risk Factors................................................     2
Use of Proceeds.............................................     5
Description of Capital Stock................................     5
Description of Debt Securities..............................    10
Plan of Distribution........................................    16
Legal Opinions..............................................    17
Experts.....................................................    17
Where You Can Find More Information.........................    17

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to an aggregate total initial public offering price of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement accompanying this prospectus that will contain specific information about the terms of that offering, which we refer to as the "prospectus supplement" in this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

     References in this prospectus and the prospectus supplement to "Textron," "we," "us" and "our" are to Textron Inc. and, as applicable, its subsidiaries. When we refer to the "securities" in this prospectus, we mean any of our common or preferred stock or our debt securities that we may offer with this prospectus, unless we state otherwise.

                                    TEXTRON

     Textron Inc. is a global, multi-industry company with operations in five business segments -- Bell, Cessna, Fastening Systems, Industrial and Finance. Our products include helicopters and tiltrotor aircraft, light and mid-size business jets, turbo-prop and piston-powered aircraft, aerospace and defense systems, engineered fastening systems and solutions, plastic fuel tanks, golf cars and utility vehicles, turf-care equipment, wire and cable installation and maintenance tools and other industrial products. We also are a leading commercial finance company for select markets.

     We are incorporated under the laws of Delaware. Our principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903 and our telephone number is (401) 421-2800.

                                  RISK FACTORS

     In considering whether or not to purchase our common or preferred stock or our debt securities, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus or the prospectus supplement.

BENEFITS FROM RESTRUCTURING AND OTHER COST IMPROVEMENT PROGRAMS COULD TAKE LONGER THAN EXPECTED AND MAY NOT BE AS SUCCESSFUL AS PLANNED.

     To improve returns at core businesses and to complete the integration of certain acquisitions, we began a restructuring program in 2000. Although the program will be substantially complete by the end of 2004, operating efficiencies achieved from the restructuring may not be sustained, and the operating efficiencies expected in the future may be lower or may take longer to materialize than anticipated. Any of these results could have an adverse effect on our profitability.

WE MAY BE UNABLE TO EFFECTIVELY MITIGATE CUSTOMER PRICING PRESSURES.

     In some markets, particularly where we deliver component products and services to original equipment manufacturers, we face increasing customer demands for price reductions, which are sometimes contractually obligated. In most cases, we are able to offset these reductions through technological advances or by lowering our cost base through improved operating and supply chain efficiencies. However, if we are unable to effectively mitigate future customer pricing pressures, our financial results of operations could be adversely affected.

DELAYS IN AIRCRAFT DELIVERY SCHEDULES OR CANCELLATION OF ORDERS MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     The demand for business jets is highly correlated with corporate profits on a lagged basis. Customers of business jets, including sellers of fractional share interests, may respond to weak economic conditions by delaying delivery of orders or canceling orders. Over the longer term, weakness in the market for new jets may result in fewer hours flown and consequently lower demand for spare parts and maintenance. Weak economic conditions may also cause reduced demand for used business jets. We may accept used aircraft on trade-in and are subject to fluctuations in the fair market value of the aircraft while in inventory. Reduced demand for new business jets, spare parts and maintenance, or for used business jets, can have an adverse effect on our financial results of operations.

DEVELOPING NEW PRODUCTS AND TECHNOLOGIES ENTAILS SIGNIFICANT RISKS AND UNCERTAINTIES.

     We are exposed to risks that are unique to the products and services we provide for the U.S. government. A significant portion of Bell's future business is contingent on the design, development and acceptance of the V-22 Osprey aircraft. This technology, in development for over a decade, is not yet in full-rate production. The U.S. government is the sole customer for this product currently, and a change in the appropriation for this project could have a negative effect on our earnings and financial condition.

     In our commercial business, delays in the development and certification of new aircraft products could affect our financial results of operations. These delays could be caused by production changes to meet customer demands, coordination with joint venture partners or failure on the part of our suppliers to deliver product as agreed.

WE HAVE CUSTOMER CONCENTRATION TO THE U.S. GOVERNMENT.

     We derive approximately 10% of our revenue from sales to a variety of services and departments within the U.S. government. We expect that these sales will grow as a percentage of revenue over the foreseeable future. Our ability to compete successfully for and retain business is highly dependent on technical excellence, management proficiency, strategic alliances, cost-effective performance and the ability to recruit and retain key personnel. U.S. government programs are subject to uncertain future funding levels, which can result in the extension or termination of programs. Our business is also highly sensitive to changes in national and international priorities and U.S. government budgets.

OUR U.S. GOVERNMENT CONTRACTS MAY BE TERMINATED AT ANY TIME AND MAY CONTAIN OTHER UNFAVORABLE PROVISIONS.

     The U.S. government typically can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and have an adverse effect on our ability to re-compete for future contracts and orders.

     If any of our contracts are terminated by the U.S. government, our backlog would be reduced by the expected value of the remaining terms of such contracts and our financial condition and results of operations could be adversely affected. In addition, on those contracts for which we are teamed with others and are not the prime contractor, the U.S. government could terminate a prime contract under which we are a subcontractor, irrespective of the quality of our services as a subcontractor.

     In addition to unfavorable termination provisions, our U.S. government contracts contain provisions that allow the U.S. government to unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our products, services and associated materials.

COST OVER-RUNS ON OUR CONTRACTS COULD SUBJECT US TO LOSSES OR ADVERSELY AFFECT OUR FUTURE BUSINESS.

     Under fixed-price contracts, we receive a fixed price irrespective of the actual costs we incur, and consequently, any costs in excess of the fixed price are absorbed by us. Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses. Under cost reimbursement contracts, which are subject to a contract-ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based. However, if our costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs. Under each type of contract, if we are unable to control costs we incur in performing under the contract, our financial condition and results of operations could be adversely affected. Cost over-runs also may adversely affect our ability to sustain existing programs and obtain future contract awards.

     Contract and program accounting require judgment relative to assessing risks, estimating contract revenues and costs and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complicated and subject to many variables. Assumptions have to be made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Incentives or penalties related to performance on contracts are considered in estimating sales and profit rates and are recorded when there is sufficient information for us to assess anticipated performance. Estimates of award fees are also used in estimating sales and profit rates based on actual and anticipated awards.

     Because of the significance of the estimates described above, it is likely that different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect our future financial results of operations.

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

WE MAY MAKE ACQUISITIONS THAT INCREASE THE RISKS OF OUR BUSINESS.

     We may enter into acquisitions in the future in an effort to enhance shareowner value. Acquisitions involve a certain amount of risks and uncertainties such as:

     - the difficulty in integrating newly-acquired businesses and operations in an efficient and cost-effective manner and the risk that we encounter significant unanticipated costs or other problems associated with integration;

     - the challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions;

     - the risk that the acquired businesses' markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets;

     - the risk that we pay a purchase price that exceeds what the future results of operations would have merited;

     - the potential loss of key employees of the acquired businesses; and

     - the risk of diverting the attention of senior management from our existing operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY STRIKES OR WORK STOPPAGES BY OUR UNIONIZED EMPLOYEES.

     Approximately 16,000 of our employees are unionized, which represented approximately 37% of our employees at December 31, 2003. As a result, we may experience work stoppages, which could negatively impact our ability to manufacture our products on a timely basis, resulting in strain on our relationships with our customers and a loss of revenues. In addition, the presence of unions may limit our flexibility in responding to competitive pressures in the marketplace, which could have an adverse effect on our financial results of operations.

     In addition to our workforce, the workforces of many of our customers and suppliers are represented by labor unions. Work stoppages or strikes at the plants of our key customers could result in delayed or cancelled orders for our products. Work stoppages and strikes at the plants of our key suppliers could disrupt our manufacturing processes. Any of these results could adversely affect our financial results of operations.

OUR TEXTRON FINANCE BORROWING GROUP'S BUSINESS IS DEPENDENT ON ITS CONTINUING ACCESS TO THE CAPITAL MARKETS.

     Our financings are conducted through two borrowing groups, Textron Finance and Textron Manufacturing. Textron Finance consists of Textron Financial Corporation and its subsidiaries, which are the entities through which we operate in the Finance segment. Textron Finance relies on its access to the capital markets to fund asset growth and to meet debt obligations and other commitments. Textron Finance raises funds through commercial paper borrowings, issuances of medium-term notes and other term debt securities, and syndication and securitization of receivables. Additional liquidity is provided to Textron Finance through committed bank lines of credit. Much of the capital markets funding is made possible by the maintenance of credit ratings that are acceptable to investors. If the credit ratings of Textron Finance were to be lowered, it might face higher borrowing costs, a disruption of its access to the capital markets or both. Textron Finance could also lose access to financing for other reasons, such as a general disruption of the capital markets. Any disruption of Textron Finance's access to the capital markets could adversely affect its business and our profitability.

IF TEXTRON FINANCE IS UNABLE TO MAINTAIN PORTFOLIO CREDIT QUALITY, OUR FINANCIAL PERFORMANCE COULD BE ADVERSELY AFFECTED.

     Textron Finance has taken steps to eliminate non-core portfolios and focus on key markets. A key determinant of financial performance at Textron Finance will be its ability to maintain the quality of loans, leases and other credit products in the portfolios that remain and to continue to generate profitable new business. The level of credit losses we may experience at Textron Finance is heavily dependent upon economic factors, including debt service burden and interest rates. Weak economic conditions may result in higher than anticipated provisions for credit loss, which could adversely affect our financial performance.

THE LEVEL OF OUR RESERVES ARE SUBJECT TO MANY UNCERTAINTIES AND MAY NOT BE ADEQUATE TO COVER WRITEDOWNS OR LOSSES.

     In addition to reserves at Textron Finance, we establish reserves in various of our businesses to cover uncollectible accounts receivable, excess or obsolete inventory, fair market value writedowns on used aircraft and golf cars, recall campaigns, warranty costs and litigation. These reserves are subject to adjustment from time to time depending on actual experience and are subject to many uncertainties.

     In the case of litigation matters for which reserves have not been established because the loss is not deemed probable, it is reasonably possible such matters could be decided against us and could require us to pay damages or make other expenditures in amounts that are not presently estimable.

CURRENCY, COMMODITY PRICE AND INTEREST RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR RESULTS.

     We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, commodity prices and interest rates. We monitor and manage these exposures as an integral part of our overall risk management program. In some cases, we purchase hedges or enter into contracts to insulate our financial results of operations from these fluctuations. Nevertheless, changes in currency exchange rates, commodity prices and interest rates can have adverse effects on our financial results of operations.

THE INCREASING COSTS OF CERTAIN EMPLOYEE AND RETIREE BENEFITS COULD ADVERSELY AFFECT OUR RESULTS.

     Our earnings and cash flow may be impacted by the amount of income or expense we record and expend for our employee benefit plans. This is particularly true with income or expense from our pension plans, which are dependent on returns in worldwide debt and equity markets and assumptions used to determine the present value of our benefit obligations.

     In addition, medical inflation in the U.S. is rising at a rate faster than growth in GDP. Continued medical inflation in excess of the growth in GDP increases the risk that we will not be able to mitigate the rising costs of medical benefits. Increases to the costs of pension and medical benefits could have an adverse effect on our financial results of operations.

                                USE OF PROCEEDS

     We expect to use all of the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including, but not limited to, any of the following: capital expenditures, investments in subsidiaries, working capital, repurchases of shares of our outstanding common stock, potential acquisitions and other business opportunities.

                          DESCRIPTION OF CAPITAL STOCK

     We have authority to issue up to 515,000,000 shares of capital stock, of which 15,000,000 shares may be designated as Textron preferred stock, no par value, and 500,000,000 shares may be designated as Textron common stock, $.125 par value. As of January 3, 2004, 165,340 shares of Textron preferred stock were outstanding and 137,153,849 shares of Textron common stock were outstanding. When we refer to "Textron," "we," "our" and "us" in this section, we mean Textron Inc. and not to its subsidiaries.

COMMON STOCK

     Voting rights. Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

     Dividends. The holders of our common stock, after any preferences of holders of any of our preferred stock, are entitled to receive dividends as determined by our board of directors.

     Liquidation and dissolution. If we are liquidated or dissolved, the holders of our common stock will be entitled to share in our assets available for distribution to stockholders in proportion to the amount of our common stock they own. The amount available for distribution to common stockholders is calculated after payment of all liabilities and after holders of our preferred stock receive their preferential share of our assets.

     Other terms.  Holders of our common stock have no right to:

     - convert the stock into any other security;

     - have the stock redeemed; or

     - purchase additional stock or to maintain their proportionate ownership interest.

     Our common stock does not have cumulative voting rights.

     Directors' liability. Our restated certificate of incorporation provides that no member of our board of directors will be personally liable to Textron or its stockholders for monetary damages for breaches of their fiduciary duties as a director, except for liability:

     - for any breach of the director's legal duty to act in the best interests of Textron and its stockholders;

     - for acts or omissions by the director in bad faith or that involve intentional misconduct or an intentional violation of the law;

     - for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law; or

     - for transactions where the director derived an improper personal benefit.

     Our by-laws also require us to indemnify directors and officers to the fullest extent permitted by Delaware law.

     Transfer agent and registrar. Wachovia Bank, N.A. is transfer agent and registrar for our common stock.

     Stockholder rights plan. Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes. We have entered into a rights agreement that provides for the creation and issuance of preferred stock purchase rights. The terms of our rights agreement are complex and not easily summarized. The summary that follows may not contain all of the information that is important to you. You should carefully read our rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part filed by us with the SEC.

     Currently, each outstanding share of our common stock has attached to it one-half of a preferred stock purchase right. One preferred stock purchase right entitles the holder to buy one one-hundredth of a share of a series of our preferred stock. The purchase price per one one-hundredth of a share of our preferred stock is $250, but this purchase price may be adjusted in some circumstances.

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

     The preferred stock purchase rights are exercisable only in some circumstances in which a person or group acquires or offers to acquire beneficial ownership of 15% or more of our common stock. Generally:

     - if a person or group acquires or has the right to acquire more than 15% of our common stock, then each preferred stock purchase right will entitle the holder to purchase a number of shares of our common stock with a then current market value equal to twice the purchase price, unless this amount is adjusted. The holder of a preferred stock purchase right will not be entitled to exercise this right in connection with a transaction that our board of directors determines to be at a fair price and in the best interests of Textron; and

     - each preferred stock purchase right will entitle the holder to purchase a number of shares of the acquiror's common stock having a then current market value equal to twice the purchase price, unless this amount is adjusted, if:

      -- we merge into another entity;

      -- another entity merges into us; or

      -- we sell more than 50% of our assets or earning power.

     Any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

     The rights will expire on September 27, 2005, unless earlier redeemed by us. At its option, our board of directors may redeem all the outstanding rights at a price of $.05 per right prior to ten days following the time that an acquiror obtains 15% or more of our outstanding common stock.

     The rights may have anti-takeover effects and may cause substantial dilution to a person or group that attempts to acquire Textron. The rights, however, should not affect any potential acquiror willing to make an offer at a price that is fair and in the best interest of Textron and its stockholders.

     In addition, the following provisions in our restated certificate of incorporation, by-laws and Delaware law may have anti-takeover effects.

     Classified board of directors. Our restated certificate of incorporation divides our board of directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of Textron will be fixed from time to time by our board of directors.

     Removal of directors by stockholders. Delaware law and our by-laws provide that members of a classified board of directors may be removed only for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of directors.

     Stockholder nomination of directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director at least 90 but not more than 120 days prior to the date of the annual meeting for the election of directors. However, if the date for the annual meeting is not within 30 days of the anniversary of the immediately preceding year's annual meeting, or if a stockholder wishes to make a nomination at a special meeting held instead of an annual meeting, the notice must be received by us no later than ten days after the date notice of the meeting is mailed or the date the meeting date is publicly disclosed, whichever occurs first.

     No action by written consent. Our restated certificate of incorporation provides that our stockholders may act only at duly called meetings of stockholders and by unanimous written consent.

     10% stockholder provision. Under our restated certificate of incorporation, the holders of at least two-thirds of the outstanding shares of our voting stock must approve transactions between a 10% stockholder and Textron or any of its subsidiaries. The vote of two-thirds of the outstanding shares of our voting stock is required unless:

     - a majority of disinterested directors who were directors before the 10% stockholder became a 10% stockholder approve the transaction; or

     - the form and value of the consideration to be received by our stockholders is fair in relation to the price paid by the 10% stockholder in connection with his or her prior acquisition of our stock.

     Under Delaware law, a vote of the holders of at least two-thirds of the outstanding shares of our voting stock is required to amend or repeal this provision of our restated certificate of incorporation.

     The terms of our restated certificate of incorporation and by-laws outlined above are complex and not easily summarized. The above summary may not contain all of the information that is important to you. Accordingly, you should carefully read our restated certificate of incorporation and by-laws, which are incorporated into this prospectus by reference in their entirety.

     Delaware business combination statute. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock. A 15% stockholder is referred to as an "interested stockholder." Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by our board of directors and the holders of at least two-thirds of our outstanding voting stock, Section 203 prohibits significant business transactions such as:

     - a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder; or

     - any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of our capital stock.

     The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

     The prohibition against these transactions does not apply if:

     - prior to the time that any stockholder became a 15% stockholder, our board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock; or

     - the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of our outstanding voting stock.

     Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

PREFERRED STOCK

     Our board of directors may issue shares of our preferred stock, without shareholder approval, and may determine their terms, including the following:

     - the designation of the series of our preferred stock and the number of shares that will constitute such series;

     - the public offering price;

     - any discount paid to, or received by, any underwriters;

     - the voting powers, if any;

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

     - the dividend rate of such series and any preferences in relation to the dividends payable on any other class or series of our capital stock and any limitations or conditions on the payment of dividends;

     - the redemption price and terms of redemption, if redeemable;

     - the amount payable upon our liquidation, dissolution or winding up;

     - the amount of a sinking fund, if any;

     - conversion rights, if any, including the conversion price or rate of exchange and the adjustment, if any, to be made to the conversion price or rate of exchange;

     - any other designation, preferences and relative, participating, optional or other special rights; and

     - any other qualifications, limitations or restrictions relating to our preferred stock.

     Our board of directors may delegate the power to determine the terms listed above to a committee of our board of directors. The terms of our preferred stock, as determined by our board of directors or that committee, will be described in the prospectus supplement. In addition to the terms set by our board of directors or that committee, Delaware law provides that the holders of our preferred stock have the right to vote separately as a class on any proposal involving a fundamental change in the rights of holders of such preferred stock.

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

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following is a general description of the debt securities that may be issued from time to time by us. The particular terms relating to each debt security will be set forth in the prospectus supplement.

     The debt securities will be our direct, unsecured obligations. Our senior debt securities will rank equally with all of our other senior and unsubordinated debt. Our subordinated debt securities will have a junior position to all of our senior debt.

     Since a significant part of our operations are conducted through subsidiaries, a significant portion of our cash flow and, consequently, our ability to service debt, including our debt securities, are dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings. Some of our operating subsidiaries may finance their operations by borrowing from external creditors. Lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

     In addition, holders of our debt securities will have a junior position to claims of creditors of any of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that we are recognized as a creditor of any such subsidiary. Any claims of Textron as the creditor of its subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

     Each series of our debt securities will be issued under an indenture dated as of September 10, 1999 between us and The Bank of New York, as trustee.

     We have summarized below the material provisions of the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this prospectus by reference. You should read the indenture for provisions that may be important to you. In the summary, we have included references to section numbers of the indenture so that you can easily locate these provisions. When we refer to "Textron," "we," "our" and "us" in this section, we mean Textron Inc. and not to its subsidiaries.

TERMS APPLICABLE TO SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     No limit on debt amounts. The indenture does not limit the amount of debt that can be issued under the indenture. That amount is set from time to time by our board of directors. (sec. 3.1)

     Prospectus supplements. The prospectus supplements will contain the specific terms for our debt securities including some or all of the following:

     - title of the securities;

     - offering price;

     - any limit on the amount that may be issued;

     - whether or not our debt securities will be issued in global form and who the depository will be;

     - maturity date(s);

     - interest rate or the method of computing the interest rate;

     - dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

     - place(s) where payments will be made;

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

     - terms and conditions on which our debt securities may be redeemed at the option of Textron;

     - date(s), if any, on which, and the price(s) at which Textron is obligated to redeem, or at the holder's option to purchase, our debt securities and related terms and provisions;

     - any provisions granting special rights to holders when a specified event occurs;

     - details of any required sinking fund payments;

     - any changes to or additional events of default or covenants;

     - any special tax implications of our debt securities;

     - subordination terms of any of our subordinated debt securities;

     - terms, if any, on which a series of our debt securities may be convertible into or exchangeable for our common or preferred stock or our other debt securities, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option; and

     - any other terms that are not inconsistent with the indenture.

     Covenants.  Under the indenture, we will:

     - pay the principal, interest and any premium on our debt securities when due (sec. 10.1); and

     - maintain a place of payment (sec. 10.2).

     Consolidation, merger and sale of assets. The indenture provides that we will not consolidate with or merge into any other corporation or transfer our assets substantially as an entirety unless:

     - the successor is a corporation organized in the U.S. and expressly assumes the due and punctual payment of the principal and interest on all our debt securities issued under the indenture and the performance of every other covenant of the indenture; and

     - immediately after we consolidate or merge, no event of default and no event that, after notice or lapse of time, or both, would become an event of default shall have happened and be continuing. (sec. 8.1)

     Upon any such consolidation, merger or transfer, the successor corporation shall be substituted for us under the indenture and we shall be relieved of all obligations and covenants under the indenture and our debt securities.
(sec. 8.2)

     Events of default. The indenture provides that the following are events of default with respect to any series of debt securities:

     - we fail to pay the principal, any premium or any sinking fund payment on such series when due;

     - we fail to pay interest on such series within 30 days of the due date;

     - we fail to observe or perform any other covenant in the indenture (other than those included expressly for the benefit of debt securities of series other than such series) and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of our outstanding debt securities of that series; and

     - certain events of bankruptcy or insolvency, whether voluntary or not. (sec. 5.1).

     An event of default with respect to one series of our debt securities does not necessarily constitute an event of default with respect to any other series of our debt securities.

     The trustee may withhold notice to the holders of any series of our debt securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such holders. (sec. 6.2)

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

     If an event of default with respect to any series of our debt securities shall have occurred and be continuing, the trustee or the holders of 25% in aggregate principal amount of our debt securities of such series may declare the principal of all our debt securities of such series, or in the case of discounted debt securities, such portion of the discounted debt securities as may be described in the prospectus supplement, to be immediately due and payable. (sec. 5.2)

     The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders. (sec. 6.3) The indenture provides that the holders of a majority in principal amount of our outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or with respect to our debt securities.
(sec. 5.12) The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions, including giving notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal, premium, if any, and interest at the stated maturities (or, in the case of redemption, on the redemption date) or to institute suit for the enforcement of such payment. (sec.sec. 5.7 and 5.8)

     The holders of a majority in principal amount of our outstanding debt securities of any series may waive any past defaults except:

     - a default in payment of the principal or interest; and

     - a default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of the holder of each debt security affected. (sec. 5.13)

     We will periodically file statements with the trustees regarding our compliance with covenants in the indenture. (sec. 10.6)

     Modifications and amendments. Subject to the qualifications set forth below, modifications and amendments to the indenture may be made by us and the trustee without the consent of the holders of a majority in principal amount of our outstanding debt securities. (sec. 9.1) The following changes can only be made with the consent of each affected holder:

     - a change in the terms of payment of principal, premium, or interest; and

     - a reduction in the percentage of holders necessary to amend the indenture or waive any default. (sec. 9.2)

     Satisfaction and discharge. Unless otherwise specified in the prospectus supplement, we can satisfy our obligations under our outstanding debt securities and need not comply with most of the covenants in the indenture if we deposit with the trustee funds sufficient to pay all amounts owed in the future and obtain an opinion of counsel that the deposit itself will not cause the holders of our debt securities to recognize gain or loss for income tax purposes.
(sec. 4.2)

     Upon our request, the indenture will no longer be effective for almost all purposes if either:

     - all outstanding securities have been delivered to the trustee for cancellation; or

     - the only securities that are still outstanding have, or within one year will, become due and payable or are to be called for redemption, and we have deposited with the trustee funds that are sufficient to make all future payments. (sec. 4.1)

     Concerning the debt trustee. The trustee from time to time extends credit facilities to us and certain of our subsidiaries. We and certain of our subsidiaries may also maintain bank accounts, borrow money and have other customary banking or investment banking relationships with the trustee in the ordinary course of business.

     Form, exchange, transfer. Unless otherwise specified in the prospectus supplement, our debt securities will be issued in registered form without coupons. They may also be issued in global form with accompanying book-entry procedures as described below.

     A holder of our debt securities of any series can exchange the such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferrable at the corporate trust office of the trustee or at any transfer agent designated by us for that purpose. No charge will be made for any such exchange or transfer except for any tax or governmental charge related to such exchange or transfer. (sec. 3.5)

     Global securities. The indenture provides that the registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or with a nominee for a depositary identified in the prospectus supplement. (sec. 3.1)

     The specific terms of the depositary arrangement with respect to any of our debt securities to be represented by a registered global security will be described in the prospectus supplement.

     Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of our debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of our debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

     - be entitled to have our debt securities represented by such registered global security registered in their names;

     - receive or be entitled to receive physical delivery of such debt securities in definitive forms; and

     - be considered the owners or holders of our debt securities.

     Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action that a holder is entitled to take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

     Principal, premium, if any, and interest payments on our debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither Textron nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

     We expect that the depositary for any of our debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

     We may at any time determine not to have any of our debt securities of a series represented by one or more registered global securities and, in such event, will issue our debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any of our debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

     Our debt securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for Euroclear and Clearstream Banking, or with a nominee for such depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of our debt securities to be represented by a bearer global security will be described in the prospectus supplement.

PARTICULAR TERMS OF SENIOR DEBT SECURITIES

     Ranking of senior debt securities. Our senior debt securities will constitute part of our senior debt and rank equally with all our other unsecured debt, except that it will be senior to our subordinated debt.

     Limitation upon mortgages. The indenture's provisions applicable to senior debt securities prohibit Textron and its Restricted Subsidiaries, as defined below, from issuing, assuming or guaranteeing any debt for money borrowed secured by a mortgage, security interest, lien or other encumbrance ("mortgages") upon any Principal Property, as defined below, of Textron or any Restricted Subsidiary, as defined below, or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing our senior debt securities issued under the indenture. This restriction, however, will not apply to:

     - mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     - mortgages on property existing at the time of acquisition of such property by Textron or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property;

     - mortgages to secure indebtedness of a Restricted Subsidiary owing to Textron or another Restricted Subsidiary;

     - mortgages existing at the date of the indenture;

     - mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Textron or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Textron or a Restricted Subsidiary;

     - certain mortgages in favor of governmental entities; or

     - extensions, renewals or replacements of any mortgage referred to in the preceding six bullets. (sec. 10.4)

     Notwithstanding the restrictions outlined in the preceding paragraph, Textron or any Restricted Subsidiary will be permitted to issue, assume or guarantee any mortgage without equally and ratably securing our senior debt securities, provided that, after giving effect to such mortgage, the aggregate amount of all debt so secured by mortgages (not including permitted mortgages as described above) does not exceed 10% of the stockholders' equity of Textron and its consolidated subsidiaries. (sec. 10.4)

     Limitation upon sale and leaseback transactions. The Indenture's provisions applicable to senior debt securities prohibit Textron and its Restricted Subsidiaries from entering into any sale and leaseback transaction with respect to any Principal Property other than any such transaction involving a lease for a term of not more than three years or any such transaction between Textron and a Restricted Subsidiary or between Restricted Subsidiaries, unless either:

     - Textron or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on Principal Property at least equal in amount to the Attributable Debt, as defined below, with respect to such sale and leaseback transaction, without equally and ratably securing our senior debt securities; or

     - Textron shall apply an amount equal to the greater of the net proceeds of such sale and the Attributable Debt with respect to such sale and leaseback transaction to:

      -- the retirement of senior indebtedness that matures more than twelve months after the creation of such senior indebtedness; or

      -- the acquisition, construction, development or improvement of properties, facilities or equipment that are, or upon such acquisition, construction, development or improvement will be, or will be a part of, a Principal Property. (sec. 10.5)

     Waiver of certain covenants. We will not be required to comply with the covenants listed above and certain other restrictive covenants with respect to our senior debt securities if the holders of a majority of the outstanding principal amount waive such compliance. (sec. 10.9)

     Certain definitions. Set forth below is a summary of the definitions of certain capitalized terms used in the indenture and referred to above. Reference is made to the indenture for the full definition of all the terms used in the indenture.

     The term "Attributable Debt" when used in connection with a sale and leaseback transaction referred to above shall mean the total net amount of rent (discounted at the rate per annum borne by our senior debt securities) required to be paid during the remaining term of the applicable lease. (sec. 1.1)

     The term "Principal Property" means any manufacturing plant or manufacturing facility that is (i) owned by Textron or any Restricted Subsidiary, (ii) located within the continental U.S. and (iii) in the opinion of our board of directors materially important to the total business conducted by Textron and the Restricted Subsidiaries taken as a whole. (sec. 1.1 )

     The term "Restricted Subsidiary" means any Subsidiary (i) substantially all the property of which is located within the continental U.S. and (ii) that owns any Principal Property; provided that the term "Restricted Subsidiary" shall not include any Subsidiary that is principally engaged in leasing or in financing receivables, or that is principally engaged in financing Textron's operations outside the continental U.S. (sec. 1.1)

     The term "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Textron or by one or more other Subsidiaries. (sec. 1.1)

PARTICULAR TERMS OF SUBORDINATED DEBT SECURITIES

     Ranking of subordinated debt securities. Our subordinated debt securities will be subordinated and junior in right of payment to our senior debt securities and certain of our other indebtedness to the extent set forth in the prospectus supplement. (sec. 3.1)

                              PLAN OF DISTRIBUTION

     We may periodically sell our common or preferred stock or any series of our debt securities in one or more of the following ways:

     - to underwriters or dealers for resale to the public or to institutional investors;

     - directly to the public or institutional investors; or

     - through agents to the public or to institutional investors.

     The prospectus supplement will state the terms of the offering of the securities, including:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of such securities and the proceeds to be received by us;

     - any underwriting discounts, commissions or agency fees and other items constituting underwriters' or agents' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which the securities may be listed.

     If we use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them in one or more transactions, including:

     - negotiated transactions;

     - at a fixed public offering price or prices; or

     - at varying prices determined at the time of sale.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     If we use dealers in the sale, the dealers will acquire the securities as principals and may resell them to the public at varying prices to be determined by the dealers at the time of resale.

     Unless otherwise stated in a prospectus supplement, any agent selling securities on our behalf will be acting on a best efforts basis for the period of its appointment.

     This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire the securities described in this prospectus that may be issued on a delayed or contingent basis.

     Underwriters, agents and dealers may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters, agents or dealers may be required to make. Underwriters, agents and dealers may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

     Any securities offered by this prospectus, other than our common stock, will be a new issue of securities and will have no established trading market. Our common stock is listed on the New York Stock Exchange, and any shares of our common stock sold will also be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Any of these securities, other than our common stock, may or may not be listed on a national securities exchange or the Nasdaq National

Market. We give no assurance as to the liquidity of or the existence of any trading market for any of these securities, other than our common stock.

                                 LEGAL OPINIONS

     The validity of any securities offered by this prospectus and certain legal matters relating to those securities will be passed upon for us by Michael D. Cahn, our Senior Associate General Counsel -- Securities and Assistant Secretary, and for any underwriters or agents by counsel named in the prospectus supplement. Mr. Cahn is a full-time employee of ours and owns, and holds options to purchase, shares of our outstanding common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our most recently filed Annual Report on Form 10-K, as set forth in their report, which is incorporated into this prospectus by reference. Our financial statements are incorporated into this prospectus by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC's rules allow us to "incorporate by reference" into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. This prospectus incorporates documents by reference, which are not presented in or delivered with this prospectus.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering, as well as after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, are also incorporated into this prospectus by reference, although we are not incorporating any information furnished in any of our Current Reports on Form 8-K filed under either Item 9 or
Item 12 of that Form.

     The following documents were filed by us with the SEC and are incorporated into this prospectus by reference:

     - Our Annual Report on Form 10-K for the fiscal year ended January 3, 2004 (filing date of February 27, 2004), as amended by our Annual Report on Form 10-K/A for that fiscal year (filing date of March 4, 2004); and

     - the description of our common stock set forth in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

     Any statement contained in a document incorporated into this prospectus by reference will be deemed to be modified or superseded for purposes of this prospectus and the prospectus supplement to the extent that a statement contained in this prospectus or the prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

     The documents incorporated into this prospectus by reference are available from us upon request. We will provide a copy of any or all of the information that is incorporated into this prospectus by reference (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus) to any person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request.

     Requests for documents should be directed to:

        Textron Inc.
        40 Westminster Street
        Providence, Rhode Island 02903
        Attention: Investor Relations Department

     We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

        SEC Public Reference Room
        450 Fifth Street, N.W.
        Washington, D.C. 20549

     For further information on the SEC's Public Reference Room, please call the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically, including Textron. This prospectus is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, or directly from us, as indicated above. In addition, these reports and other information are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. Information about us is also available at our Internet site at http://www.textron.com. However, the information on our Internet site is not a part of this prospectus or the prospectus supplement.

                  PRINCIPAL EXECUTIVE OFFICES OF TEXTRON INC.

                                  Textron Inc.
                             40 Westminster Street
                         Providence, Rhode Island 02903
                                     U.S.A.

            TRUSTEE, REGISTRAR, TRANSFER AGENT AND U.S. PAYING AGENT

                    The Bank of New York Trust Company, N.A.
                            c/oThe Bank of New York
                               101 Barclay Street
                            New York, New York 10286
                                     U.S.A.

                               IRISH PAYING AGENT

                   AIB/BNY Fund Management (Ireland) Limited
                           Guild House, Guild Street
                                    Dublin 1
                                    Ireland

                              IRISH LISTING AGENT

                      Arthur Cox Listing Services Limited
                      Earlsfort Centre, Earlsfort Terrace
                                    Dublin 2
                                    Ireland

                                 LEGAL ADVISERS

               TO TEXTRON INC. AS TO U.S. LAW                      TO THE UNDERWRITERS
                                                                     AS TO U.S. LAW

    Michael D. Cahn, Esq.        Pillsbury Winthrop LLP   Simpson Thacher & Bartlett LLP
   Senior Associate General          1540 Broadway             425 Lexington Avenue
         Counsel and            New York, New York 10036     New York, New York 10017
     Assistant Secretary                 U.S.A.                       U.S.A.
         Textron Inc.
    40 Westminster Street
Providence, Rhode Island 02903
            U.S.A.

                              INDEPENDENT AUDITORS

                               Ernst & Young LLP
                 Independent Registered Public Accounting Firm
                              200 Clarendon Street
                          Boston, Massachusetts 02116
                                     U.S.A.

                                 (TEXTRON LOGO)